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                                                                  Exhibit (e)(6)



                        DISTRIBUTION AGREEMENT SUPPLEMENT
                               The RBB Fund, Inc.

                       Boston Partners All-Cap Value Fund
                              (Institutional Class)

          This supplemental agreement is entered into this 1/st/ day of July, 2002, by and between THE RBB FUND, INC. (the "Fund") and PFPC DISTRIBUTORS, INC. (the "Distributor").

          The Fund is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Fund and the Distributor have entered into a Distribution Agreement, dated as of January 2, 2001 (as from time to time amended and supplemented, the "Distribution Agreement"), pursuant to which the Distributor has undertaken to act as distributor for the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this Distribution Agreement Supplement have the meaning specified in the Distribution Agreement.

          The Fund agrees with the Distributor as follows:

          1. Adoption of Distribution Agreement. The Distribution Agreement is hereby adopted for the Institutional Class, (the "Class") of Common Stock of the Boston Partners All-Cap Value Fund.

          2. Payment of Fees. For all services to be rendered, facilities furnished and expenses paid or assumed by the Distributor on behalf of the Class as provided in the Distribution Agreement and herein, the Fund shall pay the Distributor no compensation.

          3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.                                PFPC DISTRIBUTORS, INC.


By:    /s/ Edward J. Roach                   By:  /s/ Bruno DiStefano
       -------------------                        -------------------
       Edward J. Roach                            Bruno DiStefano
Title: President                                  Title: Vice President